SPECIAL EVENTS

NETWORK AFFILIATE AGREEMENT

THIS SPECIAL EVENTS NETWORK AFFILIATE AGREEMENT (this “Agreement”) is entered into and effective as of March 14, 2011, (the “Effective Date”) by and between National CineMedia, LLC, a Delaware limited liability company (“NCM”), and Digital Cinema Destinations Corp. (“Affiliate” and, with NCM, each a “Party” and collectively, the “Parties”).

BACKGROUND

WHEREAS, NCM and Affiliate desire to enter into a service arrangement for NCM to distribute certain alternative theatrical content (each, a “Program”, and more than one, “Programs”) for exhibition in certain of Affiliate’s theatres (the “Presenting Theatres”), and Affiliate will accept the Programs in such theatres, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, and, intending to be legally bound hereby, the Parties hereto agree as follows:

AGREEMENT

1.           NCM Responsibilities.  NCM will provide network and technology design, installation project management, program management, Network Operations Center (“NOC”) support and management, all maintenance and replacement costs of the network infrastructure outside of the theatre and content recruitment necessary to deliver digital content to the Presenting Theatres.

2.           Content.

(a)                         Content Offered by NCM.  NCM will offer Programs from its Fathom programming division to Affiliate on a non-exclusive basis, with the exception of certain programs which from time to time may carry restrictions or exclusivity imposed by the content provider for exhibition in the Presenting Theatres, which Programs may include, but are not necessarily limited to:

(i)           Music – live and pre recorded music concert programs;

(ii)          Niche – specialty programs;

(iii)         Movie-Centric – DVD release programs, Direct-to-DVD programs, Re-released cataloged product, Sneaks and other content centered on a movie, which Programs typically will include unique up-front content (such as an interview with the director and/or members of the cast); and

(iv)          Sports programs.

(b)                         Standards for Offer and Acceptance.  Subject to any restrictions that might be imposed by an unaffiliated third-party provider of Program content, NCM will offer Programs to Affiliate for exhibition in all of the Presenting Theatres, except as may be excluded pursuant to Section 4a below, and Affiliate will have, in each instance, the unilateral right to accept or reject each Program for any reason, including, but not limited to, any potential conflict (as determined by Affiliate, in its reasonable discretion) between any such Program and any contractual agreement(s) that Affiliate may have with a third party or parties.  Affiliate will exercise diligent efforts to review all such Program offerings, and will accept or reject each such Program offering within three (3) business days following NCM’s delivery to Affiliate of a written summary of such Program offering (which Program summary shall, among other things, contain: (i) the Good Faith Estimate (as hereinafter defined); (ii) proposed pricing; and (iii) the Program date(s) and time(s).  If Affiliate has not accepted a Program within such three (3) business day period then, Affiliate may participate in such Program only with NCM’s consent.  The majority of NCM’s offerings will consist of request dates for playback that fall during non-peak time periods and dates.  In any event, however, the dates and times of Programs shall be mutually agreed between the parties.  Should Affiliate accept Programs with multiple exhibition dates that extend beyond the term of this Agreement (“Program Series”), all provisions of this Agreement will remain in full force and effect through the final Program Series exhibition date and shall constitute a new Term as specified in Section 3.  From time to time, NCM may elect to utilize only certain theatres for the presentation of Programs as may be determined by either NCM and/or restrictions as might be imposed by an unaffiliated third-party provider of Program content.  For the purposes of clarification, restrictions imposed by certain unaffiliated third-party providers of Program content to NCM can include but not be limited to those such as United States distribution for the Metropolitan Opera Series as specified in subparagraph 2(d) of this agreement.

(c)                         Content Offered by National Affiliate.  The Parties also anticipate that Affiliate may offer programming to NCM for consideration for exhibition.  The terms for any such exhibition shall be negotiated on an ad hoc basis.

(d)                         The Metropolitan Opera Series Program Restrictions. This subparagraph applies to Affiliate if it exhibits any Program that consists of content provided by the Metropolitan Opera.  Affiliate agrees (i) to not make any copies of any such Program (other than that necessary to exhibit a permitted recorded encore performance of the exhibition of a live performance) and to erase any recording of any such Program promptly following the last exhibition thereof approved by NCM, and (ii) for the period commencing on the date of this Agreement to the 30th day after the end of the Metropolitan Opera’s 2010-2011 performance season, to not advertise, promote or exhibit on a live, taped or film basis any opera or vocal classical programming or otherwise participate in any project (including by providing assistance to other theatres or venues) with respect to such programming, other than Programs provided by the Metropolitan Opera through NCM pursuant to this Agreement; provided, however, that the restriction set forth in this clause (ii) shall not apply to motion pictures which are not live or filmed stage productions and instead are dramatic works which may include opera and/or vocal classical performance as an element of a non-operatic storyline but for which such performances do not comprise all or substantially all of such work.

3.           Term.  The term of this Agreement will be from the Effective Date hereof and ending on December 31, 2011 (the “Anniversary Date”).  This Agreement shall automatically renew for one-year terms on the Anniversary Date unless written notice is given by either party ninety (90) days prior to the expiration of the preceding term.  Notwithstanding anything to the contrary, this Agreement may be terminated by either Party for any reason upon not less than ninety (90) days’ advance written notice.  In the event that either party hereto materially breaches any of its obligations and/or duties under this agreement, the non-breaching party may deliver written notice (the “Default Notice”) of such breach to the breaching party, and, if the breaching party fails to fully cure such breach within fifteen (15) days following delivery of the Default Notice, the non-breaching party may thereafter terminate this agreement.  The provisions of Section 11 hereof and any unfulfilled obligation pursuant to Section 6 for the payment of money shall survive any termination of this Agreement and remain in full force and effect.

4.           Facilities for Exhibition.

(a)                         Presenting Theatres.  Affiliate initially will provide those theatres specified on Exhibit A (the “Presenting Theatres”) for exhibition of Programs.  If lease restrictions, municipal restrictions, casualty, condemnation and/or theatre closure prohibit usage of one or more of the Presenting Theatres, the Parties will mutually determine a suitable substitute(s).  The Parties will mutually agree to the designation of Presenting Theatres to be used on a per Program basis, however, Affiliate and NCM shall mutually have the right to eliminate any Presenting Theatre for any Program.  NCM has not granted, nor will it grant during the term of this Agreement, territorial exclusivity or similar rights to any theatre circuit that would prohibit delivery of the Programs for exhibition in any of the Presenting Theatres.

(b)                         Addition of Presenting Theatres.  Should audience acceptance of the Programs be successful, the Parties will work together to increase the number of Presenting Theatres and Affiliate will make them available to NCM as they are properly equipped to exhibit the Programs.  Each such additional theatre shall be a Presenting Theatre for all purposes under this Agreement.

5.           Equipment and Maintenance.  Affiliate will pay for, own and maintain the required hardware and associated technology in order to equip the Presenting Theatres with both high definition live broadcast and first run (pre-recorded) capabilities.  Without limiting the generality of the foregoing, Affiliate will pay all equipment acquisition and installation costs, connection to the NCM Cinema Broadcast Network (“CBN”), out of pocket expenses for installation management; all maintenance costs for equipment located at the Presenting Theatres, and all costs related to in–theatre support, including assisting the NCM NOC personnel as necessary.  Affiliate shall provide terrestrial network connectivity to the CBN hardware components.  A minimum of 48 Kbps in all Presenting Theatres is required for this application, which can be accomplished by either the installation of a separate circuit, such as DSL, or authorization for NCM to utilize Affiliate’s existing terrestrial network, if available.  NCM will provide the necessary hardware specifications to Affiliate in order for Affiliate to purchase the appropriate hardware.

6.           Financial Terms.

(a)                         Pricing. NCM will provide Affiliate with suggested pricing for each Program, but Affiliate will retain the ultimate right to set prices for each Program.  If, however, the pricing for any Program is not acceptable to NCM, NCM may, after consultation between the Parties, cancel exhibition of such Program at the Presenting Theatres.

(b)                         Revenue Distribution. For purposes of this Agreement, the term “Net Box Office Revenue” shall mean the gross revenue derived by Affiliate from admissions to a Program, net of taxes, refunds and third party handling charges. Within 30 days after the exhibition of a Program, Affiliate shall pay to NCM: (x) the agreed Out of Pocket Expenses (as hereinafter defined) related to such Program; and (y) 50% percent of the Net Box Office Revenue as it pertains to Metropolitan Opera Programs after deduction of Out of Pocket Expenses for such Metropolitan Opera Programs; and (z) 50% of the Net Box Office Revenue remaining after deduction of the Out of Pocket Expenses for any other NCM Programs.

(c)                         Out of Pocket Expenses.

(i)           “Out of Pocket Expenses” will include Affiliate’s proportionate share (to be determined by computing a percentage by dividing the number of seats sold by Affiliate for a Program by the total number of seats sold in all theatres for that Program) of mutually agreed upon marketing expenses (posters, radio if necessary, and the like), equipment usage fees, NCM satellite transmission costs, night-of-Program(s) technical assistance (if provided by a third party contractor), all required payments to NCM content providers to acquire Programs, and other  reasonably incurred out-of-pocket costs. Any expense that is: (i) unique and exclusive to deliver the Program to Presenting Theatres and; (ii) any marketing expense related to any Program that is unique and exclusive solely for the specific Affiliate Presenting Theatres named in this Agreement will be mutually agreed between the Parties and recovered by NCM prior to the distribution of box office receipts as set forth in Subsection 6(b) above.

(ii)           Expenses incurred by the Parties that are not considered Out of Pocket Expenses and, therefore, not reimbursable under this Agreement would include such costs as employee salaries, NOC expenses, field support expenses (if provided by an NCM employee), project or Program management costs (if provided by an NCM employee), program management expenses (if provided by an NCM employee), marketing program expenses (if provided by an NCM employee), and other similar costs that would be considered normal course of business.

(iii)           When NCM presents any Program to Affiliate for consideration, NCM will deliver a written good faith estimate of all Out of Pocket Expenses anticipated for such Program (the “Good Faith Estimate”).

(d)                         Theatre Concessions. Affiliate will keep 100% of all Affiliate theatre concessions revenues on Program exhibition dates.

(e)                         Retail. Program-related retail opportunities may exist at Presenting Theatres under terms to be mutually agreed by the Parties.

(f)                         Exhibition Expenses.  Except as set forth in Section 6(c)(i), Affiliate will provide the facilities for exhibition of the Programs and assumes all responsibility for any and all cost associated with such exhibition, including but not limited to any digital cinema virtual print fees and all cost necessary to operate their theatres during the exhibition of each Program.

7.           In-Theatre Program Promotion.  Affiliate agrees to provide in-theatre promotional space (each, a “Promotional Asset” and more than one, “Promotional Assets”), as set forth in Exhibit B, promoting the Programs and the products or services that are the subject of each Program (e.g., a CD being promoted by a music Program) in all participating Presenting Theatres for a reasonable period of time prior to each Program.  These Promotional Assets shall be provided in a digital format (as provided by NCM for download via NCM’s ftp website) and may include some or all of the following:  pre-movie advertising spots, special Program flyers (if available on a per-program-basis), website promotional materials, and the like except in the case of printed Program posters, theatre lobby poster cases, box office clings or door clings, and the like as are customarily available in Affiliate’s theatres.  NCM agrees to provide all creative development of the promotional materials.  As soon as is reasonably possible in each instance, NCM will provide Affiliate with a copy of the trailer that will promote a Program.  Affiliate will, at its discretion, be entitled to determine the appropriate audiences for such trailer.  Notwithstanding anything to the contrary herein, Affiliate will determine, in each instance, appropriate in-theatre Promotional Assets for each Program based upon, among other things, any potential conflict (as determined by Affiliate, in its reasonable discretion) between any such proposed Promotional Assets and any contractual agreement(s) that Affiliate may have with a third party or parties.  It is the intent of the parties that the trailers be exhibited before most movies in all Presenting Theatres and the other Affiliate theatres in the relevant trade areas in which the Presenting Theatres are located in the time period prior to exhibition of the applicable Program.  However, the parties agree that, within such theatres, Affiliate shall make the ultimate decision of when and for how long to play such trailers.

8.           Marketing.

(a)                         Obligations of Affiliate.  Affiliate shall use commercially reasonable efforts to secure local marketing to promote the Programs via existing local theatre relationships, including prominent website placement on homepages, ticketing pages, e-mail blasts to Affiliate’s databases, loyalty program newsletters and other marketing outreach programs that Affiliate may have under its control to promote the Programs.  Affiliate shall exhibit Programs only at times and on dates as are authorized by NCM.

(b)                         Obligations of NCM.  NCM agrees to use commercially reasonable efforts to provide marketing support for the Programs through NCM content partners, Program public relations efforts, NCM Fathom website placement and the like.

9.           Ticketing.  Affiliate shall provide both: (i) pre-sale ticket updates at least one (1) time per week (on Monday by 3pmET) from any accepted Program’s “on sale date” through the date of the Program’s exhibition in a format provided by NCM  as set forth in Exhibit C and; (ii) post-sale information of ticket sales for each program as requested by NCM, however Affiliate shall be required to provide the post-sale information no later than 5 business days after each Program in the format provided by NCM as set forth in Exhibit C. Should affiliate not report post-sale information within the required time period as set forth above, NCM shall have the sole right to discontinue any subsequent program distribution to such Affiliate with no liability and recover all costs, penalties, and fees due to NCM in addition to the revenues owed to NCM as set forth in paragraph 6(b) above.

10.           Sponsorship.  The parties shall explore mutually beneficial sponsorship opportunities, with the understanding that such sponsorships are subject to certain limitations and restrictions on the part of all participating theatre circuits and certain content partners as may arise from time to time.

11.           Confidentiality.  Except as may be required by law, each of the Parties agree not to disclose to any third party (other than advisors who have a reasonable need to know, such as a Party’s attorneys and accountants) the terms of this Agreement or information regarding the discussions and points of negotiation between the Parties in preparing either this Agreement.

12.           Miscellaneous.

(a)                         Notices. All notices, demands or other communications to be given under or by reason of this Agreement shall be in writing and shall be deemed to have been received when delivered personally, or when transmitted by overnight delivery service, addressed as follows.  Either Party hereto may change its address for notices, demands and other communications under this Agreement by giving notice of such change to the other Parties hereto in accordance with this Section 11(a).

If to NCM:	National CineMedia, LLC 9110 East Nichols Ave., Suite 200 Centennial, CO 80112 Attention: Chief Executive Officer

with a copy to:	National CineMedia, LLC 9110 East Nichols Ave., Suite 200 Centennial, CO 80112 Attention: General Counsel
If to Affiliate:	Digital Cinema Destinations Corp. 250 Broad Street Westfield, New Jersey 07090 Attention: Bud Mayo, Chairman/CEO

(b)                         Waiver; Remedies.  The waiver or failure of either Party to exercise in any respect any right provided hereunder shall not be deemed a waiver of such right in the future or a waiver of any other rights established under this Agreement.  In no event will either party be liable for any consequential, indirect, exemplary, punitive, special, or incidental damages, including, without limitation, any lost data, lost revenue or profits, or costs or procurement of substitute goods or services, arising from or relating to this Agreement, however caused and under any theory of liability (including negligence), even if such party has been advised of the possibility of such damages.  In the event of any action to enforce the terms of this Agreement, the prevailing party shall be entitled an award of its reasonable costs and attorney’s fees, in addition to any other awards properly made pursuant to this Agreement.

(c)                         Amendment. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of each of the Parties.

(d)                         Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(e)                         Integration; Headings.  The Parties agree that this Agreement and the exhibits hereto (each of which is made a part hereof and incorporated herein by this reference) constitute the complete and exclusive statement of the agreement between the Parties with respect to the subject matter of this Agreement, and supersede any and all other prior or contemporaneous oral or written communications, proposals, representations, and agreements, express or implied.  Headings used in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(f)                         Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa.  Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable.  The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation.  The use of the words “or,” “either” or “any” shall not be exclusive.

(g)                         Governing Law.  This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the Parties.

(h)                         Benefit of Parties; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, legal representatives and permitted assigns. This Agreement may not be assigned by any Party except with the prior written consent of the other Party; provided, however, that no prior consent shall be required for an assignment by NCM of this Agreement to an affiliate and provided further that no prior consent shall be required for an assignment by Affiliate resulting from the sale of all or a substantial portion of Affiliate theatres located in the United States.  Nothing herein contained shall confer or is intended to confer any rights under this Agreement on any third party or entity that is not a Party to this Agreement.

(i)                         Independent Contractors.  The Parties’ relationship to each other is that of an independent contractor, and neither Party is an agent or partner of the other.  Neither Party will represent to any third party that it has any authority to act on behalf of the other.

(j)                         Counterparts; Facsimiles.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other.  The Parties hereto may execute the signature pages hereof and exchange such signature pages by facsimile transmission.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

NATIONAL CINEMEDIA, LLC

By:	/s/ Bob Bronillette
Name:	Bob Bronillette
Title:

DIGITAL CINEMAS DESTINATIONS CORP.

By:	/s/ A. Dale Mayo
Name:	A. Dale Mayo
Title:

Exhibit A

Presenting Theatres

Rialto Theater
250 East Broad Street
Westfield, NJ 07090

Cranford Theater
25 North Avenue West
Cranford, NJ 07016

Bloomfield 8
863 Park Avenue
Bloomfield, CT 06002

Exhibit B

Inventory for Fathom Event promotions

The inventory of promotions for each Presenting Theatre to which NCM has “pre-approved” access is as listed below.  For each event Program (unless otherwise specified below), NCM may provide each Presenting Theatre with any combination of Promotions as described below.

Item	Inventory per program	Spec
Digital Trailer*	30 second event trailer
One Sheet	1 per program	27” X 40”
Box Office Static cling	1 per program	5-1/4” X 8-1/2”

*Digital Trailers may include the following:
•	Sponsorship tags within the trailer if the event is sponsored. Any such tags will not blatantly promote products or services but will instead demonstrate the sponsorship specific to the event.

•	Advertisement for products specific to the event (advertising the DVD release, etc.).

Digital trailers should be played before each feature film in each auditorium of the participating venue and in any lobby displays (if available).

Exhibit C

Ticketing Report

Below is the preferred format to report ticket sales for each Fathom event from the time tickets have gone onsale leading up to event execution.

FATHOM EVENT NAME - ___________________________________

Circuit Name	Theatre name	City	State	Zip	Auditorium #	Total Seat	Pre-Paid Tickets	Passes	Tickets Sold